EX-99.i.i

Law Office

Stradley Ronon Stevens & Young, LLP

2600 One Commerce Square
Philadelphia, Pennsylvania 19103-7098
(215) 564-8000

Direct Dial:  (215) 564-8048
October 30, 2020

Board of Trustees
Dimensional ETF Trust
6300 Bee Cave Road, Building One
Austin, TX 78746

Re: Legal Opinion-Securities Act of 1933

Ladies and Gentlemen:

We have acted as counsel to Dimensional ETF Trust, a Delaware statutory trust (the “Trust”), including its new series, Dimensional US Core Equity Market ETF, Dimensional International Core Equity Market ETF, and Dimensional Emerging Core Equity Market ETF (the “Series”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission of Pre-Effective Amendment No. 3 to the Registration Statement of the Trust on Form N-1A under the Securities Act of 1933 and Amendment No. 3 to such Registration Statement under the Investment Company Act of 1940 (the “Amendment”).

We have reviewed the Trust’s Agreement and Declaration of Trust, By-Laws, and resolutions adopted by the Trust’s Board of Trustees, and such other legal and factual matters as we have deemed appropriate. As to various questions of fact material to our opinion, we have relied upon information provided by officers of the Trust.

This opinion is based exclusively on the Delaware Statutory Trust Act and does not extend to the securities or “blue sky” laws of the State of Delaware or other States.

We have assumed the following for purposes of this opinion:

1.
The shares of the Series will be issued in accordance with the Trust’s Agreement and Declaration of Trust, By-Laws (each as amended to date) and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of shares of the Series.

Dimensional ETF Trust
October 30, 2020

2.
The Series’ shares will be issued against payment therefor as described in the Series’ then-current Prospectus and Statement of Additional Information relating thereto and that such payment will have been at least equal to the applicable offering price.

On the basis of the foregoing, it is our opinion that, so long as the registration of an indefinite number of shares of the Series becomes and remains effective, and when issued and paid for upon the terms provided in the Amendment, the shares of beneficial interest, without par value, of the Series to be issued pursuant to the Amendment will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Amendment.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

By:	/s/ Jana L. Cresswell
Jana L. Cresswell, a Partner